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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 31, 1998 with respect to the financial statements of MobileMedia Communications, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Prospectus of Arch Communications Group, Inc. that is made a part of Amendment No. 3 to the Registration Statement (Form S-4 No. 333-62211) for the registration of 108,500,000 shares of its common stock and Class B common stock and 108,500,000 transferable rights to purchase such stock.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey

December 15, 1998